Exhibit 99.1

MyMD Pharmaceuticals Announces Reverse Stock Split to Maintain Nasdaq Listing

Common Stock Will Begin Trading on Split-Adjusted Basis on February 15, 2024

BALTIMORE, MD – February 13, 2024 – MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company committed to developing novel therapies for age-related diseases, autoimmune and inflammatory conditions, announced today that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 30 pre-split shares. The reverse stock split will become effective at 4:05 p.m. Eastern Standard Time on Wednesday, February 14, 2024. MyMD’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol MYMD and will begin trading on a split-adjusted basis when the market opens on Thursday, February 15, 2024. The new CUSIP number for MyMD’s common stock following the reverse stock split will be 62856X201.

At the effective time of the reverse stock split, every 30 shares of MyMD’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Simultaneously therewith, the number of shares of common stock that the Company shall have authority to issue will be reduced by a factor of 30 from 500,000,000 shares to 16,666,666 shares. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-30 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of MyMD’s common stock outstanding from 62,749,125 shares to approximately 2,091,638 shares, subject to adjustment for the rounding up of fractional shares. Proportional adjustments will be made to the number of shares of MyMD’s common stock issuable upon exercise or conversion of MyMD’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise or conversion price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Securities Transfer Corporation, via email at issuerservices@stctransfer.com or phone at (469) 633-0101.

About MyMD Pharmaceuticals, Inc.

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), a clinical stage pharmaceutical company committed to extending healthy lifespan, is focused on developing two novel therapeutic platforms that treat the causes of disease rather than only addressing the symptoms. MYMD-1 is a drug platform based on a clinical stage small molecule that regulates the immune system to control TNF-α, which drives chronic inflammation, and other pro-inflammatory cell signaling cytokines. MYMD-1 is being developed to delay aging, increase longevity, and treat autoimmune diseases. The Company’s second drug platform, Supera-CBD, is being developed to treat chronic pain, addiction and epilepsy. Supera-CBD is a novel synthetic derivative of cannabidiol (CBD) and is being developed to address and improve upon the rapidly growing CBD market, which includes both FDA approved drugs and CBD products not currently regulated as drugs. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the effect that the reverse stock split may have on the price of MyMD’s common stock; MyMD’s ability to regain and maintain compliance with the Nasdaq Stock Market’s listing standards; the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by MyMD on March 31, 2023. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz
(646) 421-9523
rschatz@mymd.com
www.mymd.com

Media Contact:

media@mymd.com